EXHIBIT 99.(B)
CERTIFICATE OF DESIGNATIONS OF
SERIES A NON-CUMULATIVE CONVERTIBLE
PERPETUAL PREFERRED STOCK
(Par Value $.01)
OF
HARRINGTON WEST FINANCIAL GROUP, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

Harrington West Financial Group, Inc., a Delaware corporation, acting in accordance with Section 151 of the General Corporation Law of the State of Delaware, does hereby submit the following Certificate of Designations of its Series A Non-Cumulative Convertible Perpetual Preferred Stock.
FIRST: The name of the corporation is Harrington West Financial Group, Inc. (the “Corporation”).
SECOND: On September 23, 2008, and in accordance with the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Certificate of Incorporation, as Amended, of the Corporation (as the same may be amended or modified from time to time, the “Certificate of Incorporation”) and the Bylaws of the Corporation, the Board adopted the following resolutions:
WHEREAS, the Certificate of Incorporation authorizes 1,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), issuable from time to time in one or more series;
WHEREAS, the Board is authorized to establish and fix the number of shares to be included in a series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series under Article 4 of the Certificate of Incorporation of the Corporation, none of which is outstanding;
WHEREAS, the Board on September 23, 2008 adopted the following resolution creating a series of Preferred Stock;
NOW, THEREFORE, BE IT RESOLVED, that the series of Preferred Stock designated as Series A Preferred Stock, is hereby authorized and established; and

FURTHER RESOLVED, that the Board does hereby fix and determine the designations, rights, preferences, powers, restrictions and limitations on Series A Preferred Stock as follows:
SECTION 1. Series A Non-Cumulative Convertible Perpetual Preferred Stock.
220,000 shares of Preferred Stock of the Corporation, par value $.01 per share, are hereby constituted as the number of shares of a series of Preferred Stock designated as Series A Non-Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). The “Sales Price” of the Series A Preferred Stock is $25.00 per share. The Series A Preferred Stock is issuable in whole shares only.
SECTION 2. Dividends.
(a) Holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee thereof out of funds of the Corporation legally available for payment, non-cumulative cash dividends at an annual rate of 8.00% of the Sales Price of the Series A Preferred Stock. Dividends shall be paid to holders of shares in cash or, at the option of the Corporation, to such holder in additional shares of Series A Preferred Stock. Dividends on the Series A Preferred Stock shall accrue from the date of original issuance and shall be payable quarterly, in arrears, on the first day of January, April, July and October of each year, with the first such dividend being payable on January 1, 2009 (each a “Dividend Payment Date”); provided, that the first dividend shall accrue, without interest, from and including the date of original issuance of the Series A Preferred Stock to but excluding January 1, 2009 (the “Initial Period”), and will be payable on January 1, 2009; provided further, that if any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day as if made on the date such dividend payment was due, and no interest shall accrue on the amount so payable for the period from and after the date such dividend payment was due. “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. Dividends on shares of the Series A Preferred Stock shall accrue (whether or not earned or declared) on a daily basis, without interest, from and including the previous Dividend Payment Date to but excluding the current Dividend Payment Date (for avoidance of doubt, in each case as such Dividend Payment Date may have been postponed or accelerated as aforesaid). Accrued and unpaid dividends shall not bear interest. Dividends shall be payable to holders of record as they appear on the stock books of the Corporation on each record date, which shall be the date immediately prior to each Dividend Payment Date. The rate at which dividends are payable shall be determined by dividing the annual rate by four. Dividends payable for any period shorter than a full Dividend Period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period. “Dividend Period” means the period from and including each Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, except for the Initial Period, which will be as defined above. Dividends shall cease to accrue on the Series A Preferred Stock on the date of their earlier redemption pursuant to Section 6 below, unless the Corporation shall default in providing funds for the payment of the redemption price on the shares called for redemption pursuant thereto.
(b) Notwithstanding paragraph (a) above, if on or prior to any Dividend Payment Date the Board determines in its absolute discretion that the dividend that would have otherwise been declared and payable on that Dividend Payment Date should not be paid, or should be paid only in part, then the dividend for that Dividend Period shall, in accordance with such determination, either not be declared and payable at all or only be declared and payable in part.

(c) Dividends on the Series A Preferred Stock are non-cumulative. If the Board does not declare a dividend on the Series A Preferred Stock in respect of any Dividend Period, the holders of Series A Preferred Stock will have no right to receive any dividend for such Dividend Period, and the Corporation will have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to Series A Preferred Stock or the Common Stock or any other class or series of the Corporation’s preferred stock.
(d) If full quarterly dividends payable pursuant to section 2(a) on all outstanding shares of the series A Preferred Stock for any Dividend Period have not been declared and paid, the Corporation shall not declare or pay dividends with respect to, or redeem, purchase or acquires any of, its other class or series of capital stock outstanding or established after the Series A Preferred Stock the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, “Junior Securities”) during the next succeeding Dividend Period, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan, (ii) any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, and (iii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities. If dividends payable pursuant to Section 2(a) for any Dividend Payment Date are not paid in full on the shares of the Series A Preferred Stock and there are issued and outstanding shares of any other class or series of capital stock the terms of which expressly provide that such class or series ranks on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, “Parity Securities”), with the same dividend payment date, then all dividends declared on shares of the Series A Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly dividends per share payable on the shares of the Series A Preferred Stock and all such Parity Securities otherwise payable on such Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

SECTION 3. Voting Rights.
(a) Except as expressly provided in this Section 3 or as otherwise required by applicable law or regulation, holders of the shares of Series A Preferred Stock shall have no voting rights.
(b) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the consent or vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class, amend, alter or repeal or otherwise change (including in connection with any merger or consolidation) any provision of the Certificate of Incorporation or this Certificate of Designations (as such resolution may be amended from time to time, the “Certificate”) if such amendment would increase or decrease the authorized shares of the Series A Preferred Stock, increase or decrease the par value of the shares of the Series A Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect it adversely.
SECTION 4. Rank.
The Series A Preferred Stock shall rank prior, as to dividends and upon liquidation, dissolution or winding up, to the Common Stock and any other Junior Security.
SECTION 5. Optional Conversion.
The holders of the Series A Preferred Stock shall have conversion rights as follows:
(a) Optional Conversion into Common Stock. Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof, at any time (including after delivery by the Corporation of a notice of redemption, but before the relevant Redemption Date), at the office of the Corporation or any transfer agent for such stock, into a number of fully paid and nonassessable shares of Common Stock equal to the Sales Price of the Series A Preferred Stock divided by the then conversion price (the “Conversion Price”). The initial Conversion Price shall be Six Dollars and Twenty-Five Cents ($6.25) or four (4) shares of Common Stock per each share of Series A Preferred, however, the Conversion Price shall be subject to adjustment as set forth in subsection 5(d). The conversion of the Series A Preferred Stock is referred to herein as the “Conversion.”
(b) Mechanics of Conversion from Preferred Stock to Common Stock. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a) hereof, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) No Fractional Shares.
(i) No fractional shares or scrip representing fractional shares of Common Stock shall be issued on the Conversion of any shares of Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the Conversion of a share of Series A Preferred Stock, the Corporation shall pay to the holder of such share of Series A Preferred Stock an amount in cash (computed to the nearest cent) equal to the product of (A) such fraction and (B) the current market price (as defined in Section 5(c)(ii) below) of a share of Common Stock on the business day next preceding the date of Conversion. If more than one share of Series A Preferred Stock shall be surrendered for Conversion at one time by the same holder, the number of full shares of Common Stock issuable upon Conversion thereof shall be computed on the basis of the aggregate Sales Price of the shares of Series A Preferred Stock so surrendered.
(ii) For the purposes of Section 5(c)(i), the “current market price” per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the ten consecutive trading days immediately prior to the date in question. The closing price for each day shall be (A) if the Common Stock is listed or admitted to trading on a national securities exchange, the closing price on such exchange or (B) if the Common Stock is not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the Nasdaq Stock Market, (C) if bid and asked prices for the Common Stock on each day shall not have been reported through The Nasdaq Stock Market, the average of the bid and asked prices for such date as furnished by any three New York Stock Exchange member firms regularly making a market in the Common Stock and not affiliated with the Corporation selected for such purpose by the Board, or (D) if no such quotations are available, the fair market value of the Common Stock as determined by a New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board.
(d) Adjustment in Conversion Price.
(i) Combinations or Subdivisions. If the Corporation at any time or from time to time after the date of the first issuance of shares of the Series A Preferred Stock (the “Original Issue Date”) declares or pays any dividend on its Common Stock payable in Common Stock or in any right to acquire Common Stock, or effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or if the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(ii) Reorganization; Recapitalization. If at any time or from time to time there shall be a reclassification or recapitalization of the capital stock of the Corporation (other than a subdivision, reclassification, stock split or combination provided for elsewhere in this Section 5), any consolidation, merger, or reorganization of the Corporation with or into another entity or entities, or the conveyance of all or substantially all of the assets of the Corporation to another entity, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares would have been entitled on such reclassification, recapitalization, consolidation, merger, reorganization or conveyance. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the reclassification, recapitalization, consolidation, merger, reorganization or conveyance to the end that the provisions of this Section 5 shall be applicable after that event as nearly equivalent as may be practicable.
(iii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock at the time of any Conversion, upon conversion of any shares of the Series A Preferred Stock, holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Conversion, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in (i) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
(iv) Issuance of Additional Securities; Other Adjustments. Except as otherwise provided in this Section 5(d), the Conversion Price will not be adjusted upward or downward because of the issuance of additional securities after the Original Issue Date.
(e) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation, or through reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock, respectively, against impairment.
(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the conversion price for such series of Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the Conversion of a share of Series A Preferred Stock.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the Conversion, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all then outstanding shares of the Series A Preferred Stock.
(h) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books and the shares of the Corporation.
SECTION 6. Optional Redemption.
(a) The shares of the Series A Preferred Stock may be redeemed at any time at the option of the Corporation, for cash, on at least 20, but not more than 60 days’ notice on or after December 31, 2010 (the specific date for redemption being referred to as the “Redemption Date”), as a whole or in part, at $27.50 per share, plus, in each case, all accrued and unpaid dividends prior to the Redemption Date (the “Redemption Amount”). The Series A Preferred Stock will not be subject to any sinking fund or other obligation of the Corporation to purchase or redeem the Series A Preferred Stock and holders of shares of Series A Preferred Stock have no right to require redemption, repurchase or retirement of any shares of Series A Preferred Stock.
(b) Any such redemption may be effected only with the prior approval of the Office of Thrift Supervision (unless at such time it is determined that such approval is not required).
(c) If fewer than all outstanding shares of the Series A Preferred Stock are to be redeemed, the aggregate number of shares to be redeemed will be determined by the Board of Directors of the Corporation and such shares will be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid the redemption of fractional shares) or by lot in a manner determined by the Board.
(d) Notwithstanding the foregoing, if the full dividends on all outstanding shares of Series A Preferred Stock for all prior Dividend Periods have neither been paid nor declared and a sum sufficient for payment set aside, no Series A Preferred Stock shall be redeemed unless all outstanding Series A Preferred Stock is simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any Series A Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer so long as such offer is made on the same terms to all holders of the Series A Preferred Stock.
(e) Notice of redemption shall be given by mailing the same to each record holder of the Series A Preferred Stock not less than 20 nor more than 60 days prior to the Redemption Date thereof, at the address of such holder as the same shall appear on the stock books of the Corporation. Each notice shall state: (i) the Redemption Date; (ii) the aggregate number of shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Amount; (iv) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date; and (vi) the date upon which the holders’ exchange rights, if any, as to such shares, shall terminate. If fewer than all the shares of the Series A Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series A Preferred Stock to be redeemed from each such holder.

(f) If notice of redemption of any shares of the Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation separate and apart from its other funds, in trust for the pro rata benefit of the holders of any shares of Series A Preferred Stock so called for redemption, from and after the Redemption Date for such shares, dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the Redemption Amount) shall cease. Upon surrender, in accordance with such notice, of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), the Redemption Amount set forth above shall be paid out of the funds provided by the Corporation. If fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of 90 days from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.
SECTION 7. Liquidation.
(a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled, whether from capital or surplus, before any assets of the Corporation shall be distributed among or paid over to holders of Common Stock or any new preferred stock, to be paid the amount of $25.00 per share (the “Liquidation Preference”) of the Series A Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon for the then-current Dividend Period (whether or not earned or declared) to and including the date of final distribution. After any such Liquidation Preference payment for each outstanding share of Series A Preferred Stock, the holders of Series A Preferred Stock shall not be entitled to convert any share of the Series A Preferred Stock into Common Stock and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the shares of Series A Preferred Stock.
(b) Neither (i) the sale, conveyance, exchange or transfer for cash, shares of stock, other securities or other consideration of all or substantially all the assets or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation) nor (ii) the merger, consolidation or share exchange of the Corporation into or with any other person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.

(c) In the event the assets of the Corporation legally available for distribution to holders of Series A Preferred Stock upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 7(a), no such distribution shall be made on account of any shares of Parity Securities upon such liquidation, winding-up or dissolution unless proportionate distributable amounts shall be paid with equal priority on account of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of Series A Preferred Stock and holders of any Parity Securities are entitled upon such liquidation, winding-up or dissolution.
(d) All distributions made with respect to the Series A Stock in connection with any liquidation, winding-up or dissolution shall be made pro rata to the holders thereof.
(e) In the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Corporation shall, within twenty (20) days after the date the Board of Directors approves such action, or at least thirty (30) days prior to any stockholders’ meeting called to approve such action, if applicable, or within thirty (30) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of Series A Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action.
SECTION 8. Preemptive Rights.
(a) Upon the issuance of Common Stock, or any security convertible into Common Stock, at a price, or in the case of convertible securities a conversion price at the date of issuance, less than the then current Conversion Price, the Corporation shall give written notice (a “Preemptive Notice”) thereof to each holder of Series A Preferred Stock. The Preemptive Notice shall:
(i) specify the material terms of the security or securities to be issued (the “Preemptive Shares”), the proposed purchasers, the date of issuance (which date shall not be less than ten (10) nor more than twenty (20) calendar days after the date of delivery of the Preemptive Notice), the consideration that the Corporation will receive therefore and any other material term or condition of such issuance; and
(ii) contain an offer to sell to each holder of Series A Preferred Shares the Preemptive Shares at the same price and for the same consideration to be paid by the purchaser, in an amount so that each such holder may maintain its fully diluted percentage interest in the total voting power of the Corporation.
(b) Each such holder shall be entitled, by written notice to the Corporation not less than three (3) Business Days prior to the proposed date of issuance, to elect to purchase all or part of the Preemptive Shares offered to such holder in the Preemptive Notice on the terms and conditions set forth therein. In the event that any such offer is accepted by any holder, the Corporation shall sell to such holder, and such holder shall purchase from the Corporation for the consideration and on the terms set forth in the Preemptive Notice the securities that such holder has elected to purchase on the same day it issues the Preemptive Shares.

(c) If the Corporation does not proceed with the proposed issuance of securities specified in the Preemptive Notice on the terms and conditions set forth therein, then the provisions of this Section 8 shall again be in effect with respect to any subsequent issuance.
SECTION 9. Certain Definitions.
(a) The term “outstanding,” when used in reference to shares of stock, shall mean issued shares, excluding shares reacquired by the Corporation.
(b) The amount of dividends “accrued” on any share of Series A Preferred Stock as at any quarterly Dividend Payment Date, shall be deemed to be the amount of any unpaid dividends accumulated thereon (if any) from and including the preceding quarterly Dividend Payment Date to and including the end of the day preceding such quarterly Dividend Payment Date; and the amount of dividends “accrued” on any share of Series A Preferred Stock as at any date other than a quarterly Dividend Payment Date, shall be calculated as the amount of any unpaid dividends accumulated thereon (if any) from and including the preceding quarterly Dividend Payment Date to and including the date as of which the calculation is made, calculated in accordance with the provisions of Section 2.
SECTION 10. Exclusion of Other Rights.
Unless otherwise required by law, shares of the Series A Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein, in the Certificate of Incorporation or as provided by applicable law.
SECTION 11. Notice.
All notices or communications unless otherwise specified in the Certificate of Incorporation or Bylaws of the Corporation or this Certificate shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.
SECTION 12. Interpretation or Adjustment By Board of Directors.
The Board of Directors of the Corporation may, consistent with Delaware law, interpret or adjust the provisions of this Certificate to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification which does not adversely affect the rights of beneficial owners of the Series A Preferred Stock, and if such inconsistency or ambiguity reflects any typographical error, error in transcription or other error, the Board of Directors may authorize the filing of a Certificate of Correction.

SECTION 13. Other Provisions.
(a) The Liquidation Preference, annual dividend rate and Redemption Amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving shares of the Series A Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to each holder of Series A Preferred Stock, and the transfer agent for such stock, an officers’ certificate attaching and certifying the resolution of the Board, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference, annual dividend rate or Redemption Amount, in effect following such adjustment.
(b) Shares of the Series A Preferred Stock issued and reacquired shall be retired and canceled promptly after the reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.
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We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct and of our own knowledge.

Executed in Solvang, California on September 25, 2008	By:	/s/ William W. Phillips
		Name:	William W. Phillips
		Title:	President, COO

Executed in Solvang, California on September 25, 2008	By:	/s/ Lisa F. Watkins
		Name:	Lisa F. Watkins
		Title:	Vice President, Secretary